Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728
T 208-384-6161 F 208-331-5757

News Release

Media Contact Lisa Chapman Office 208-384-6552	Investor Relations Contact Wayne Rancourt Office 208-384-6073

For Immediate Release: January 28, 2019

Boise Cascade enters into agreement to sell North Carolina plywood mill to Southern Veneer Products

BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) has entered into an agreement with an affiliate of Southern Veneer Products (Southern Veneer) to sell its plywood operations in Moncure, NC. Founded in 1998, Southern Veneer, located in Fitzgerald, GA, is a privately-held manufacturer of high-quality plywood, veneer and wood by-products.

“Moncure primarily supplies hardwood plywood to the furniture panel sector. The acquisition of this facility more closely aligns with Southern Veneer’s business strategy. We believe this sale provides the best long-term option for continuing to serve the furniture market and sustain employment at the mill into the future,” said Mike Brown, executive vice president, Wood Products division. “Southern has been a proven and trusted veneer supplier for Boise Cascade for more than 10 years. They have a committed ownership and management team with the best interests of the customers, employees and the community at its core.”

Approximately 150 employees are employed by the facility.

“We are excited to enter into this agreement with Boise Cascade as the addition of the Moncure facility is a continuation of our plan to expand our geographic presence and build a diversified portfolio of world class assets,” said Ken Adams, president of Southern Veneer. “We intend to invest in equipment upgrades to make full use of the production capacity at the plant. We look forward to welcoming the employees onto our team and working with the plant’s suppliers and customers.”

“As we conclude optimization of our veneer sourcing strategy and with the capital investments we’ve committed to our Chester, Florien and Oakdale facilities, we believe there is ample veneer capacity internally and externally to meet the future needs of our EWP customers,” said Brown.

The sale is contingent upon the results of the due diligence process, which is expected to be complete in the first quarter. Boise Cascade will record a pre-tax charge of approximately $25 million in the fourth quarter of 2018 as a result of writing down the carrying value of the Moncure facility and the associated inventories, as well as accruing anticipated expenses related to the sale to Southern.

About Boise Cascade
Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

About Southern Veneer Products
Southern Veneer is a leading manufacturer of southern yellow pine plywood, veneer and wood by-products in the Southeastern United States. For more information, please visit our website at www.southernveneerproducts.com.

Forward-Looking Statements
This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.